Exhibit 16.1

LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

June 13, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 7, 2013, of Real Estate Associates Limited IV and are in agreement with the statements contained in the second and third paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP